Exhibit 21

Public Media Works, Inc.

List of Subsidiaries

Name of Subsidiary	Jurisdiction	Ownership Percentage
Donna On Demand, LLC (“DOD LLC”)	California	100%
Dead Air, LLC	California	30%
3 Day Test, LLC	California	100%